                [* * *] REDACTED CONFIDENTIAL TREATMENT REQUESTED



                                   SUPPLY AGREEMENT


                                       between


                                    SUPERGEN, INC.


                                         and


                                WARNER-LAMBERT COMPANY

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I  DEFINITIONS........................................................1

    1.1  Definitions..........................................................1

ARTICLE II  PURCHASE AND SUPPLY...............................................3

    2.1  Supply...............................................................3
    2.3  Purchase Price.......................................................3
    2.4  Payment..............................................................3
    2.5  Title and Risk of Loss...............................................4
    2.6  Conflicting Terms....................................................4
    2.7  Regulatory Requirements..............................................4
    2.8  Orders and Inventory.................................................5
    2.9  Forecasts............................................................5
    2.10 Force Majeure........................................................6
    2.11 Warranties...........................................................6
    2.12 Claims...............................................................7
    2.13 Indemnification......................................................8
    2.14 Limitation to the Territory.........................................10

ARTICLE III  Confidentiality and Non-Compete.................................10

    3.1  Confidentiality.....................................................10
    3.2  Non-Compete.........................................................10

ARTICLE IV  Term and Termination.............................................12

    4.1  Term................................................................12
    4.2  Termination.........................................................12
    4.3  Effect of Termination...............................................12

ARTICLE V  Adverse Reaction Reporting - Recalls..............................12

    5.1  Notification of Complaints..........................................12
    5.2  Notification of Threatened Action...................................12
    5.3  Recalls.............................................................13
    5.4  Recall Costs........................................................13


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

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                            PAGE
                                                                            ----

ARTICLE VI  General Provisions...............................................13

    6.1  Notices.............................................................13
    6.2  Assignability to AHP................................................14
    6.3  Assignability and Amendments........................................14
    6.4  Governing Law.......................................................14
    6.5  Entire Agreement....................................................15
    6.6  Other Agreements....................................................15
    6.7  Waivers.............................................................15
    6.8  Counterparts and Headings...........................................15
    6.9  Absence of Third Party Beneficiary Rights...........................15
    6.10 Severability........................................................15
    6.11 Limitation of Liability.............................................16

                                   SUPPLY AGREEMENT


    SUPPLY AGREEMENT, dated October 20, 1997, between SuperGen, Inc., a California corporation having its principal place of business at Two Annabel Lane, Suite 220, San Ramon, California 94583 ("Supplier"), and Warner-Lambert Company, a Delaware corporation having its principal place of business at 201 Tabor Road, Morris Plains, New Jersey 07950 ("Purchaser").

                                     WITNESSETH:

    WHEREAS, the parties entered into an agreement ("Asset Purchase Agreement"), dated September 30, 1996, pursuant to which Supplier acquired certain assets and rights of Purchaser relating to the Product (as hereinafter defined); and

    WHEREAS, pursuant to the Asset Purchase Agreement Supplier, among other things, acquired know-how relating to the manufacture of the Product; and

    WHEREAS, under the agreement ("AHP Agreement"), dated June 1, 1992 and last revised on February 6, 1996, between Purchaser and American Home Products ("AHP"), Purchaser has been supplying and is obligated to supply AHP with its requirements of the Product for countries outside of North America and Japan; and

    WHEREAS, the parties desire to enter into a supply agreement pursuant to which Supplier shall manufacture and sell to Purchaser and Purchaser shall purchase from the Supplier the Product for resale outside of North America and Japan, all upon the terms and conditions recited hereinafter.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Supplier and Purchaser hereby agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    1.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings set forth below:

    "AFFILIATE" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. As used herein the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

    "APPROVED COUNTRY" means those countries in the Territory in which the Product has been approved for marketing as of the date of this Agreement, such countries are shown on EXHIBIT A which is attached hereto and made a part hereof.

    "EX WORKS" has the meaning ascribed to it in INCOTERMS 1990, published by the International Chamber of Commerce.

    "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of the U.S.A., the European Union or any other relevant country, state, province, county, city or other political subdivision.

    "LOSSES" means any and all liabilities, damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts and other expenses of litigation or other proceedings or of any claim, default or assessment).

    "MANUFACTURING AGREEMENT" means that certain Manufacturing and Packaging Agreement, of even date herewith, between the parties.

    "PERSON" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

    "PRODUCT" means the pharmaceutical preparation for human use containing between 9.5 and 10.5 mg of (R)-3-(2-deoxy-SS-D-erythro-pento-furanosyl)-3,6, 7,8-tetrahydroimidazo[4,5-d] [1,3] diazepin-8-o1, (identified by Supplier as pentostatin) as the sole active ingredient, in unlabeled sterile filled vials.

    "PURCHASER'S DESIGNEE" means any Person designated by Purchaser to act on its behalf or in lieu of itself with respect to the purchase of the Product.

    "SPECIFICATIONS" means the specifications and procedures currently utilized by Supplier or its designee in manufacturing and testing the Product as set forth on EXHIBIT B which is attached hereto and made a part hereof or such other manufacturing specifications as are mutually agreed upon in writing by the parties hereto, including all stability requirements set forth therein.

    "SUPPLIER'S DESIGNEE" means any Person designated by Supplier to act on its behalf or in lieu of itself with respect to the supply of the Product.

    "TERRITORY" means all countries of the world where the Product has been or may be approved for sale with the exception of the U.S.A., Canada, Japan and Mexico.

    "U.S.A." means the United States of America, including its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico.

                                      ARTICLE II

                                 PURCHASE AND SUPPLY

    2.1 SUPPLY. During the term of this Agreement, Supplier or Supplier's Designee shall supply the Product to Purchaser or Purchaser's Designee in the Territory in accordance with the terms and conditions set forth herein, including without limitation the Price Schedule set forth in Exhibit C. Purchaser agrees to, and shall cause Purchaser's Designees to, buy its total requirements of the Product for the Territory from Supplier or Supplier's Designee, subject to the terms and conditions herein specified. The Product shall be manufactured by Supplier or Supplier's Designee in accordance with the Specifications. The Product shall be supplied to Purchaser or Purchaser's Designee in unit sizes as Supplier or Supplier's Designee shall indicate from time to time. An order shall consist of not less than 1,900 (10 mg) vials of Product and a sufficient number not to exceed 100 (10mg) vials as reasonably necessary for quality control purposes. Supplier or Supplier's Designee shall
ship unlabeled vials of the Product to         (SEE EXHIBIT D)        (the
"Designated Destination") for acceptance by Purchaser or Purchaser's Designee. It is understood that the Product as delivered shall consist of unlabeled vials and Purchaser or Purchaser's Designee shall label and package the Product in accordance with the Specifications and the laws and regulations of any relevant Governmental or Regulatory Authorities.

    2.2 SPECIFICATION CHANGES. Supplier and Supplier's Designee shall follow the Specifications. Neither Supplier nor Supplier's Designee shall implement any changes relating to the Product without obtaining Purchaser's prior written approval; PROVIDED, HOWEVER, that Supplier and Supplier's Designee may, without prior notice to or written approval from Purchaser, implement changes relating to the Product that (i) do not impact the regulatory commitments for the Product, (ii) do not require revalidation, (iii) do not affect the quality, purity, identity or strength of the Product, or (iv) would not result in a change or modification to the Specifications.

    2.3  PURCHASE PRICE.  Supplier or Supplier's Designee shall sell the
Product to Purchaser at the prices set forth on EXHIBIT C. Such prices shall be Ex Works at the point where the Product is presented for customs clearance of the country of the Designated Destination. Notwithstanding the foregoing, the parties acknowledge that the prices and terms set forth in this Section 2.3 shall only apply to purchases made by the Purchaser or AHP or Smith Kline Beecham ("SK") Italy for sales within Italy as Purchaser's Designee. In the event that the Purchaser designates a Purchaser's Designee other than AHP or SK or assigns this Agreement to another Person in accordance with Section 6.3, the relevant parties shall renegotiate this Section 2.3.

    2.4 PAYMENT. Supplier or Supplier's Designee shall issue an invoice with each shipment of the Product hereunder and Purchaser agrees to pay such invoice in United States dollars to an account designated by Supplier or Supplier's Designee within 45 days from the date of invoice. Such invoice shall include any freight, taxes or other applicable costs initially paid by Supplier or Supplier's Designee but to be borne by Purchaser or Purchaser's Designee. If any amount due to Supplier or Supplier's Designee hereunder has not been paid by Purchaser or Purchaser's Designee for more than 120 days from the date of the invoice, Supplier or Supplier's Designee may refuse to ship any further Product to Purchaser or Purchaser's Designee unless there is a good faith dispute regarding such invoice.

    2.5 TITLE AND RISK OF LOSS. Title to the Product sold to Purchaser or Purchaser's Designee hereunder and risk of loss shall pass to Purchaser or Purchaser's Designee when the Product is presented for customs clearance of the country of the Designated Destination. Purchaser or Purchaser's Designee shall be responsible for such customs clearance and all expenses related thereto, including, but limited to, the payment of all duties, taxes and any other attendant charges.

    2.6 CONFLICTING TERMS. In ordering and delivering the Product, Purchaser and Purchaser's Designee and Supplier and Supplier's Designee may use their standard forms, but nothing in such forms, purchase orders or any other documents shall be construed to amend or modify the terms of this Agreement and in case of conflict, the terms of this Agreement shall control.

    2.7  REGULATORY REQUIREMENTS.

         (a) The parties acknowledge that each party shall be responsible for obtaining and maintaining certain registrations, approvals, permits and licenses ("Registrations") required by Governmental or Regulatory Authorities of the United States and of the countries in the Territory in the following manner:

                   (i) Supplier, with the good faith assistance of the Purchaser and at the Supplier's sole cost and expense, shall be responsible for maintaining and obtaining all Registrations required by any Governmental or Regulatory Authority of the United States. Supplier shall use all reasonable efforts to file and maintain all such Registrations. With respect to all Registrations required prior to the manufacture of the Product (the "Start-Up Registrations"), Supplier shall use all reasonable efforts to file such Registrations at the earliest possible date, but no later than 6 months from the date hereof. Unless due to the failure to use reasonable efforts, Supplier shall have no liability hereunder for not supplying the Product before it has obtained all necessary Start-Up Registrations in the United States.

                   (ii) Purchaser, with the good faith assistance of the Supplier and at the Purchaser's sole cost and expense, shall be responsible for obtaining and maintaining all Registrations required by any Governmental or Regulatory Authority of any country in the Territory. Specifically, it is recognized that it is necessary for Purchaser to amend or modify Registrations (the "Amendments") in the Territory regarding the manufacture of the Product to qualify Supplier and/or Supplier Designee(s) as manufacturer(s) of the Product. Supplier and Supplier's Designee(s) shall, at the Purchaser's sole cost and expense, fully cooperate with Purchaser with respect to the Amendments and all other Registrations necessary from time to time such that the Purchaser is able to obtain or maintain Registrations from the corresponding Governmental or Regulatory Authorities at the earliest possible date. Without limiting the generality of Supplier's obligations under this Section 2.7(a)(ii), Supplier and Supplier's Designee(s) shall furnish Purchaser with whatever documentation is needed for such Governmental or Regulatory Authorities of the countries in the Territory and to the extent required by applicable law, permit representatives of the Governmental or

Regulatory Authorities involved to inspect, during reasonable times and operating hours, the facilities at which the Product may be tested, manufactured stored and/or shipped, during reasonable times and operations hours. Purchaser shall have the right to be present at the particular facility during any such inspection. Unless due to the failure of Supplier to fully cooperate, Supplier shall have no liability hereunder for not supplying the Product in accordance with the Agreement before Purchaser has obtained all necessary Registrations in the Territory. Purchaser or Purchaser's Designee shall perform the necessary release testing on the Product in order to enable Purchaser or Purchaser's Designee to sell the Product in each country of the Territory. Purchaser or Purchaser's Designee shall be responsible for the release testing in accordance with the Product release Specifications and all laws and regulations of any relevant Governmental or Regulatory Authorities.

         (b) Supplier and Supplier's Designee shall comply with all Registrations required by any applicable Governmental or Regulatory Authority of the United States. Supplier and Supplier's Designee shall use all reasonable best efforts to comply with all Registrations required by any applicable Governmental or Regulatory Authority of any country in the Territory, provided, however that Purchaser shall inform Supplier and Supplier's Designee in writing of all requirements necessary to comply with such Registrations. Supplier shall have no liability hereunder for not supplying the Product due to the Purchaser's failure to inform Supplier and Supplier's Designee in writing of such requirements.

    2.8 ORDERS AND INVENTORY. Purchaser understands that Supplier anticipates that it will need 8 months from the receipt of an order for the Product and the date on which it will be able to deliver the Product in response to that order. To assure continuity of supply and adequate lead time, Purchaser shall place firm binding orders for Product for not less than the minimum number of vials of Product set forth in Section 2.1 above and for the first calendar quarter of each forecast given pursuant to Section 2.9 hereof shall not be less than 75% of the amount forecasted, and unless it agrees to otherwise in writing, Supplier shall not be obligated to supply the Product pursuant to any order in less than 8 months from receipt of the order. As soon as it is able to do so, Supplier will be responsible for maintaining adequate inventory of Product to fill expected orders. Promptly after receipt of a firm order and subject to Sections 2.7, 2.10 and the Price Schedule set forth in Exhibit C, Supplier or Supplier's Designee will notify Purchaser or Purchaser's Designee of Supplier or Supplier's Designee's firm commitment to ship such Product by the date agreed upon to the Designated Destination. Without the prior written consent of Supplier, which consent will not be unreasonably withheld, no firm order for any amount of Product may exceed the most recent order for Product by more than 25%. Once Purchaser or Purchaser's Designee has placed a firm binding order, Purchaser or Purchaser's Designee may not cancel, reschedule or modify any of the terms of such order without the prior written consent of Supplier.

    2.9 FORECASTS. After execution of this Agreement and the start of each calendar quarter thereafter on a country-by-country basis, Purchaser and/or Purchaser's Designee shall furnish Supplier or Supplier's Designee with a forecast of the quantity of the Product that Purchaser or Purchaser's Designee anticipates ordering hereunder for the 12 month period commencing 4 months after the date of such forecast and for the initial calendar quarter of such forecast. While Purchaser agrees that such forecasts are to be as accurate as possible, they shall be non-binding, except as set forth in Section 2.8 above, and are to be furnished to Supplier for planning purposes only.

    2.10 FORCE MAJEURE. If the performance of any obligation under this Agreement, other than payment of money, is prevented or delayed for any cause beyond the control of the defaulting party, such defaulting party shall be excused from performance so long as and to the extent that such cause continues to prevent or delay performance; provided, however, that such defaulting party shall promptly notify the other party of the existence of such cause and shall at all times use its reasonable efforts to promptly resume and complete performance. As clarification and not in limitation to the foregoing, the parties acknowledge that Supplier shall be excused from performance if the Supplier ceases or delays its obligations hereunder (a) in order to avoid an infringement or violation of the patent or any other proprietary rights of a third party; (b) due to a failure or delay by a third party in supplying any key materials necessary to perform its obligations hereunder, including the Purchaser's failure to perform under the Manufacturing Agreement; and (c) in order to avoid a violation of any law, rule or regulation of any Governmental or Regulatory Authority.

    2.11 WARRANTIES.

         (a) Supplier warrants only that the Product purchased by Purchaser or Purchaser's Designee hereunder shall: (i) be manufactured in accordance with current Good Manufacturing Practices; (ii) conform to the Specifications made known to the Supplier in writing at the time of shipment; (iii) have a minimum expiry period of 24 months from the time of manufacture and 18 months from the time of delivery; and (iv) at time of shipment, shall not be a product, the manufacture, use or sale of which, infringes or violates the patent or any other proprietary rights of a third party, provided, however, that the foregoing warranty shall not apply to any infringement or violation resulting from the use of the Intellectual Property, NDA or NDS (as such terms are defined in the Asset Purchase Agreement) as conveyed to Supplier by Purchaser pursuant to the Asset Purchase Agreement.

         (b) The warranties in Section 2.11(a) shall not apply to Products that have been modified or altered in any manner after shipment by Supplier, or to defects caused (i) through no fault of Supplier or Supplier's Designee after shipment by Supplier; (ii) by the use or operation in any application or environment other than that intended or recommended by Supplier; or (iii) by accident, negligence, misuse or other causes beyond normal use. Supplier shall not be liable for misbranding with respect to any product labeling or package insert text provided or used by Purchaser or Purchaser's Designee or any translation thereof and Supplier shall not be liable for any adulteration or failure to meet the Specifications due to handling or packaging of Product by Purchaser, Purchaser's Designee(s) or their Affiliates.

         (c) Each party warrants to the other that it has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by proper corporate action, and no other proceedings on the part of such party are necessary to authorize this Agreement and the transactions contemplated hereby.

         (d) Each party warrants to the other that this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the general principles of equity and except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         (e) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.11, SUPPLIER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO PRODUCTS, AND SUPPLIER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

    2.12 CLAIMS. (a) All claims for failure of any shipment of the Product to conform to the Specifications must be made to Supplier, in writing, within 30 days from the date of initial receipt of the Product by Purchaser or Purchaser's Designee. Such claims shall specify the manner in which such shipment fails to meet the Specifications. Failure to make a timely claim in the manner prescribed herein shall constitute acceptance of the shipment.

         (b)  Should Purchaser or Purchaser's Designee make a claim pursuant to
Section 2.12(a) regarding a shipment of Product, Supplier shall have a period (the "Investigation Period") not to exceed ninety (90) days from the date of Purchaser's written notice of its claim to investigate. Should Supplier, after conclusion of such investigation and after good faith negotiation, fail to agree that such claim is justified, Purchaser and Supplier shall mutually agree upon a third party to test samples of such shipment and to review records and test data and other relevant information developed by either of the parties relating thereto to ascertain liability for the non-conformance. The findings of such third party shall be binding on both parties. If the Product is found to meet Specifications in all material respects, Purchaser shall pay the costs of such tests and shall be deemed to have accepted such shipment. If the Product is not found to meet Specifications in all material respects, Supplier shall pay the costs of such tests.

         (c) Neither Purchaser nor Purchaser's Designee shall dispose of any non-conforming shipment without written authorization and instructions from Supplier, which instructions shall be given promptly at the conclusion of any investigation of Supplier or as the case may be, the conclusion of the testing in accordance with Section 2.12(b). Supplier shall notify Purchaser at such time as to such disposition, and Purchaser shall, at Supplier's cost, dispose of or return such shipment as so instructed. If Supplier fails to notify Purchaser within ten (10) days of the end of the Investigation Period or as the case may be, of the end of the testing in accordance with Section 2.12(b), Purchaser may return the non-conforming shipment to Supplier. Purchaser shall give Supplier reasonable prior notice of such return.

    2.13 INDEMNIFICATION.

         (a) Purchaser hereby agrees to indemnify and hold harmless Supplier and its Affiliates and Designees and their respective directors, officers, employees and agents from and against all Losses resulting from claims or suits brought against them by any third parties or Purchaser's or Purchaser's Designee's employees or agents resulting from or arising out of (i) the release testing of the Product by or for Purchaser or Purchaser's Designee,
(ii) Purchaser's breach of any obligation, representation or covenant hereunder,
(iii) an act or omission on the part of Purchaser, Purchaser's Designee(s) or any of their respective Affiliates or employees or agents in the performance of this Agreement; (iv) personal injury (including death) or property damage suffered by Purchaser's, Purchaser's Designee(s) or any of their respective employees or agents while engaged in the performance of this Agreement; (v) the promotion, distribution, sale, handling, possession or use of the Products by or for Purchaser or Purchaser's Designee following its acceptance thereof, or
(iv) Purchaser's, Purchaser's Designee's or any of their respective employees' or agents' negligence or wilful misconduct; except in each case to the extent such liability results from or arises out of (a) Supplier's, Supplier's Designee's or any of their respective employees' or agents' breach of any obligation, representation or covenant hereunder, including any nonconformance or defect of Products, or (b) Supplier's or Supplier's Designee's negligence or willful misconduct.

         (b) Supplier hereby agrees to indemnify and hold harmless Purchaser and its Affiliates and Designees and their respective directors, officers, employees and agents from and against all Losses resulting from claims or suits brought against them by any third parties or Supplier's or Supplier's Designee's employees or agents resulting from or arising out of (i) Supplier's breach of any obligation, representation or covenant hereunder or (ii) Supplier's, Supplier's Designee's or any of their respective employees' or agents' negligence or willful misconduct; except in each case (a) to the extent such liability results from or arises out of (x) Purchaser's or Purchaser's Designee's breach of any obligation, representation or covenant hereunder or (y) Purchaser's, Purchaser's Designee's or any of their respective employees' or agents' negligence or willful misconduct or (b) to the extent of Purchaser's indemnification obligations to Supplier under the Manufacturing Agreement.

         (c) All Claims for indemnification under this Section 2.13 shall be asserted and resolved as follows:

                   (i) Any party that may be entitled to indemnification under this Agreement (an "Indemnified Party") shall send a Claim Notice (as defined below) to the party obligated to indemnify it (an "Indemnifying Party") with reasonable promptness upon becoming aware of any claim or other facts upon which a claim for indemnification might be based. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from the date of receipt of such Claim Notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any claim made in accordance with this Section 2.13, the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15) day period there remains a dispute as to any claims, the parties shall attempt in good faith for sixty
(60) days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                   (ii) In the event that any claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim, including a copy of the claim made if the claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "Claim Notice"). The Indemnifying Party shall have thirty 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend the appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claims, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then, the Indemnifying Party, without waiving any rights against the Indemnifying Party, may settle or defend against such claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                   (iii) Nothing herein shall be deemed to prevent an Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands provided that the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.


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

                   (iv) The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party provided that the Indemnifying Party shows by clear and convincing evidence that the failure to give such notice did not materially and adversely prejudice the Indemnifying Party.

    2.14 LIMITATION TO THE TERRITORY. Purchaser agrees and shall cause its Designees and Affiliates to agree that: (i) all of the Product purchased hereunder shall be purchased for resale solely in the Territory; (ii) all of the Product shall be resold or otherwise distributed solely in the Territory; (iii) none of the Product purchased hereunder shall be reimported into the U.S.A.; and
(iv) none of the Products purchased hereunder shall be resold or otherwise distributed in the U.S.A., Canada and Mexico.

                                     ARTICLE III

                           CONFIDENTIALITY AND NON-COMPETE

    3.1 CONFIDENTIALITY. Supplier and Purchaser hereby agree, and shall cause their respective Designees and Affiliates to agree in writing prior to disclosure of any confidential or proprietary information to such Persons, that during the term of this Agreement and thereafter for a period of five (5) years, each party and their respective Designees and Affiliates shall hold in confidence and not disclose to any third Person, nor use for its own benefit any confidential or proprietary information of the other party or its Designee(s) or Affiliates that is disclosed to or discovered by such party or its Designee(s) or Affiliates in connection with the transactions contemplated hereby, unless
(i) such information becomes known to the public generally through no fault of such party or its Designee(s) or Affiliates or (ii) disclosure is required by law or the order of any Governmental and Regulatory Authority. Without limiting the generality of the foregoing, the parties agree that the terms and conditions of this Agreement, including the price, constitutes confidential and proprietary information and shall be subject to the confidentiality and use obligations contained in this Article, provided, however, that the Purchaser may disclose the terms and conditions of this Agreement to an assignee of this Agreement as long as such assignee has agreed to be bound to the confidentiality and non use obligations of this Agreement.

    3.2  NON-COMPETE.

         (a) In furtherance of the transactions contemplated by this Agreement and in order to secure the interests of the parties hereto, Purchaser agrees and shall cause its Designees and Affiliates to agree in writing prior to disclosure of any confidential or proprietary information to such Persons that it will not, for the longer of (x) the term of this Agreement and thereafter for a period of three (3) years or (y) a period of ten (10) years from the date of this Agreement, for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other person:

                   (i) sell pentostatin anywhere in the United States of America, its territories and possessions, the Commonwealth of Puerto Rico and the District of Columbia, Canada or Mexico (collectively, the "Non-Compete Territory") or have any ownership interest in, or participate in the financing, operation, management or control of any person selling pentostatin in the Non-Compete Territory or enter into any partnership, joint venture or similar collaborative arrangement with any person to sell pentostatin in the Non-Compete Territory, or knowingly transfer pentostatin to a third person with the intent to sell pentostatin in the Non-Compete Territory; provided, however, that pentostatin shall not be deemed to be sold within the Non-Compete Territory if ownership title passes within the Non-Compete Territory for resale and use exclusively outside the Non-Compete Territory.

                   (ii) call upon or otherwise hire for its pentostatin related business any person who is at that time an employee of Supplier or any of its designees who is engaged in any aspect of Supplier's pentostatin related business for the purpose or with the intent of enticing such employee away from or out of the employ of Supplier or any of its designees.

         (b) It is expressly understood and agreed that, if any of the agreements contained in this Section 3.2 are for any reason found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any federal or state court, such court (i) shall narrow the covenant not to compete or shall otherwise endeavor to reform the scope of such agreements in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such agreements as so reformed.

         (c) All of the covenants in this Section 3.2 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Purchaser, its designee or its Affiliates against Supplier, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Supplier of such covenants. It is specifically agreed that the period stated at the beginning of this
Section 3.2, during which the agreements and covenants of Purchaser, its designees and its affiliates made in this Section 3.2 shall be effective, shall be computed by excluding from such computation any time during which Purchaser, its designee or its Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 3.2. The covenants contained in Section 3.2 shall not be affected by any breach of any other provision hereof by a party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

         (d) Purchaser and Supplier hereby agree that the covenants set forth in this Section 3.2 are a material and substantial part of the transactions contemplated by this Agreement.

         (e) Because of the difficulty of measuring economic losses to Supplier as a result of a breach of the restrictive covenants set forth in this
Section 3.2, and because of the immediate and irreparable damage that would be caused to Supplier for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to Supplier at law or in equity, Supplier shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

                                      ARTICLE IV

                                 TERM AND TERMINATION

    4.1 TERM. This Agreement shall become effective as of the date first above written, and unless terminated sooner as provided herein, shall remain in full force and effect thereafter for a period of 7 years following the day on which Supplier or Supplier's Designee makes the initial shipment of the Product to Purchaser or Purchaser's Designee hereunder.

    4.2 TERMINATION. Supplier or Purchaser may terminate this Agreement upon thirty (30) days' written notice to the other in the event of a failure by the other to perform or observe an obligation imposed by this Agreement unless such failure is cured within thirty (30) days after receipt of a notice specifying failure to pay any amounts due under this Agreement and within ninety (90) days after the receipt of a notice of any other failure. In addition, each of the parties may terminate this Agreement in accordance with the Price Schedule set forth in Exhibit C.

    4.3 EFFECT OF TERMINATION. The termination of this Agreement shall not operate to relieve Supplier from its obligations to supply Product ordered through firm purchase orders received from Purchaser or Purchaser's Designee prior to receipt of notice of such termination or of Purchaser's obligation to accept delivery of Product and pay for such Product, unless such termination is effected pursuant to Section 4.2. The provisions contained in Sections 2.13 and
2.14 hereof, Article III, Sections 5.1 and 5.2 and Article VI hereof shall remain in full force and effect and survive any termination of this Agreement and each party shall remain liable for any breach of this Agreement prior to termination.

                                      ARTICLE V

                         ADVERSE REACTION REPORTING - RECALLS

    5.1 NOTIFICATION OF COMPLAINTS. Each party agrees that throughout the duration of this Agreement, and with respect to all Product supplied and purchased under this Agreement, after the termination of this Agreement, it will notify the other party immediately of any information concerning any complaint involving the possible failure of the Product to meet any Specifications, and any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence associated with the distribution of the Product, whether or not determined to be attributable to the Product.

    5.2 NOTIFICATION OF THREATENED ACTION. Throughout the duration of this Agreement and with respect to all Product supplied and purchased under this Agreement, after the termination of this

Agreement, each party shall immediately notify the other party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Governmental or Regulatory agency which may affect the safety or efficacy claims of Product or the continued marketing of Product. Upon receipt of such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

    5.3 RECALLS. If at any time or from time to time any Governmental or Regulatory Authority of any country in the Territory requests either party to recall the Product, or if a voluntary recall is contemplated, the party to whom such request is made or the party contemplating such recall, as the case may be, shall immediately notify the other party. The recall shall be carried out by the Purchaser in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of Product and the goodwill and reputation of the parties. Supplier shall cooperate as reasonably required in Purchaser's efforts.

    5.4  RECALL COSTS.  With respect to any recall of Product pursuant to
Section 5.3, the Purchaser shall be responsible for all costs of such recall. Notwithstanding the foregoing, Supplier shall reimburse Purchaser for all reasonable costs associated with such recall to the extent of any failure of Product to conform in all respects to the Specifications due to any action taken by or omission of the Supplier, provided, however, that Supplier shall not be liable for any such costs to the extent that Purchaser's release testing was not performed in accordance with Product release Specifications and to the extent that any release testing performed by Purchaser revealed any nonconformance with the manufacturing Specifications at the time of the Product release.

                                      ARTICLE VI

                                  GENERAL PROVISIONS

    6.1 NOTICES. All notices or communications to be given hereunder will be deemed to have been duly given only if delivered personally or by facsimile transmission or by mail (first class or air mail in the case of international correspondence, postage prepaid) or by an internationally recognized common carrier's overnight courier to the parties at the following addresses or facsimile numbers:

    If to Supplier, addressed to:

         SuperGen, Inc.
         Two Annabel Lane, Suite 220
         San Ramon, CA  94583
         Attention: Chief Executive Officer
         Facsimile No.:  (510) 327-7347
         with a copy to:

         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, CA 94304-1050
         Attention:  John V. Roos
         Facsimile No.:  (415) 496-4006

    If to Purchaser, addressed to:

         Warner-Lambert Company
         201 Tabor Road
         Morris Plains, New Jersey 07950
         Attention:  Vice President and President,
                     Pharmaceutical Sector
         Facsimile No.:  (201) 540-4009

         with a copy to:  Vice President and General Counsel
         Facsimile No.:  (201) 540-3927

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Either party from time to time may change its address or facsimile number upon written notice to the other party.

    6.2 ASSIGNABILITY TO AHP. Supplier recognizes that Purchaser has entered into this Agreement in order to satisfy its obligations to supply the Product to AHP under the AHP Agreement and that Purchaser intends to either designate AHP as Purchaser's Designee or to assign its rights and obligations under this Agreement to AHP. Supplier agrees that Purchaser, upon written notice to Supplier, may assign Purchaser's entire rights and obligations under this Agreement to AHP, provided that AHP expressly agrees in writing to be bound by the provisions of this Agreement; in which event Purchaser shall be relieved of all of its liabilities hereunder other than any amounts due to the Supplier on the date of the assignment and the provisions of Section 2.13 to the extent any claims or suits result from or arise out of any actions or omissions of the Purchaser prior to the date of the assignment and provided that Purchaser shall be bound by the provisions of Article III and shall be subject to the provisions of Section 2.13 for any claims or suits arising from the breach of such Article III.

    6.3 ASSIGNABILITY AND AMENDMENTS. Except as provided in Section 6.2 hereof, this Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates, provided that such Affiliates agree to be bound by the provisions of this Agreement. Except as provided in Section 6.2 hereof, no such assignment will relieve the assigning party of any of its liabilities hereunder. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties.

    6.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    6.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all previous oral negotiations, commitments, understandings and agreements executed and delivered prior to the respective dates thereof.

    6.6  OTHER AGREEMENTS.

         (a) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall be construed so as to limit, curtail, modify, revise or amend the respective rights and obligations of the parties hereto under the Asset Purchase Agreement or the Manufacturing Agreement.

         (b) The Purchaser acknowledges that the supply of the Product to Purchaser, its Designee or any assignees of this Agreement pursuant to this Agreement is not and shall at no time be a violation of Section 6.17 of the Asset Purchase Agreement, and the Purchaser covenants not to sue Supplier or its Designee pursuant to Section 6.17 of the Asset Purchase Agreement in connection with this Agreement.

    6.7 WAIVERS. Any waiver must be explicitly in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

    6.8 COUNTERPARTS AND HEADINGS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

    6.9 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. Other than as specifically provided for herein, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any Person (including AHP).

    6.10 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    6.11 LIMITATION OF LIABILITY.  IN NO EVENT SHALL SUPPLIER OR ITS DESIGNEE
BE LIABLE HEREUNDER FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF SUPPLIER OR ITS DESIGNEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers, all as of the date first above written.


SUPERGEN, INC.                         WARNER-LAMBERT COMPANY



Name:                                  Name:
    -------------------------               -------------------------

Title:                                 Title:
     ------------------------                ------------------------

                                      EXHIBIT A

                                  APPROVED COUNTRIES

         Belgium
         France
         Germany
         Greece
         Ireland
         Italy
         Luxembourg
         Netherlands
         Portugal
         Spain
         United Kingdom

                [* * *] REDACTED CONFIDENTIAL TREATMENT REQUESTED



                                      EXHIBIT B


                                PRODUCT SPECIFICATION

                          PENTOSTATIN 5MG/ML, 10ML PER VIAL




                                       [* * *]

                [* * *] REDACTED CONFIDENTIAL TREATMENT REQUESTED



                                      EXHIBIT C

                                    PRICE SCHEDULE




                                       [* * *]

                                      EXHIBIT D

                                Designated Destination



    Vials for quality control purposes should be sent to:

    Wyeth Lederle Italy
    Via Franco Gorgone
    Zona Industriale
    95030
    Catania, Italy

    The 1900 vials for packaging should be sent to:

    Wyeth Medica Ireland
    Little Connell
    Newbridge
    County of Kildare
    Ireland